[DATE]
Board of Trustees
Manager Directed Portfolios
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:
We have been requested to render this opinion concerning certain U.S. federal income tax consequences in connection with the proposed acquisition of all of the assets of the Vert Global Sustainable Real Estate Fund (the “Target Fund”), a separate series of Manager Directed Portfolios, a statutory trust organized under the laws of Delaware (“MDP”), by Vert Global Sustainable Real Estate ETF (the “Acquiring Fund”), a separate series of MDP. The foregoing transfer of the Target Fund’s Assets is in exchange solely for shares of the Acquiring Fund (the “Acquiring Fund Shares”), of equal value to the net assets of the Target Fund being acquired and the assumption by the Acquiring Fund of all of the Target Fund Liabilities. The Target Fund will then distribute the Acquiring Fund Shares pro rata to the Target Fund shareholders of record (“Target Fund Shareholders”) in exchange for their shares of the Target Fund (the “Target Fund Shares”) in complete liquidation and termination of the Target Fund. Collectively, the transfer of all of the Target Fund’s Assets in exchange for the assumption of all of the Target Fund Liabilities by the Acquiring Fund and the delivery of the Acquiring Fund Shares to the Target Fund, followed by the distribution of the Acquiring Fund Shares to the Target Fund Shareholders in complete liquidation and termination of the Target Fund, is referred to as the “Reorganization.” The Reorganization will be consummated in accordance with that certain Agreement and Plan of Reorganization dated as of [•] (the “Agreement”) entered into by and among (1) MDP, on behalf of the Target Fund, (2) MDP, on behalf of the Acquiring Fund, (3) solely for the purposes of Section 5.01, Section 8.04, Article IX and Section 10.02 of the Agreement, Vert Asset Management, LLC, a California limited liability company (the investment adviser to the Target Fund and the Acquiring Fund) (“Vert”). Except as otherwise provided, capitalized terms referred to herein have the meanings as set forth in the Agreement.
We have acted as counsel to MDP in connection with the Reorganization. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, including on the anticipated Closing Date, of the statements, covenants, conditions, representations, and warranties contained in the following documents, including all schedules and exhibits thereto:
1.The Agreement;
2.The Registration Statement on Form N-14 of the Company as filed with the Securities and Exchange Commission on [•] (the “Registration Statement”), and the definitive Information Statement/Prospectus and Statement of Additional Information as

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Manager Directed Portfolios

[DATE]

3.filed pursuant to Rule 497 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on [•];
4.Officer Certificate of MDP, for itself, and on behalf of the Target Fund;
5.Officer Certificate of MDP, for itself, and on behalf of the Acquiring Fund; and
6.Such other instruments and documents related to the formation, organization, and operation of the Target Fund and the Acquiring Fund or the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate.
In connection with rendering this opinion, we have assumed the following (and are relying thereon, without any independent investigation or review thereof):
1.That original documents, including signatures, are authentic, that documents submitted to us as copies conform to the original documents or the forms thereof submitted for signature, and that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;
2.The accuracy of any representation or statement made “to the knowledge of” or similarly qualified language; and
3.That the Reorganization will be consummated pursuant to the Agreement in accordance with the terms thereof and without waiver or breach of any material provision thereof.
Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that for federal income tax purposes:
1.The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Target Fund and the Acquiring Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;
2.In accordance with Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of all of its Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund Liabilities, and in accordance with Section 361(c) of the Code, no gain or loss will be recognized by the Target Fund upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Target Fund Shareholders in exchange for their Target Fund Shares in complete liquidation of the Target Fund pursuant to the Reorganization;
3.In accordance with Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets solely in exchange for

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Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund Liabilities;
4.In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their shares of the Target Fund for the Acquiring Fund Shares solely in exchange for their Target Fund Shares as part of the Reorganization;
5.In accordance with Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares received by a Target Fund Shareholder pursuant to the Reorganization will be equal to the aggregate tax basis of the Target Fund Shares exchanged therefor by such Target Fund Shareholder and as held immediately prior to the Reorganization;
6.In accordance with Section 1223 of the Code, the holding period of the Acquiring Fund Shares received by each Target Fund Shareholder will include the period during which the Target Fund shares surrendered in exchange therefor were held by such Target Fund Shareholder, provided that the Target Fund Shareholder held such Target Fund Shares as a capital asset on the Closing Date;
7.In accordance with Section 362(b) of the Code, the tax basis of each Asset acquired by the Acquiring Fund from the Target Fund in the Reorganization will be the same as the tax basis of such Asset in the hands of the Target Fund immediately prior to the transfer thereof;
8.In accordance with Section 1223 of the Code, the holding period of each Asset acquired by the Acquiring Fund from the Target Fund in the Reorganization will include the period during which that Asset was held by the Target Fund immediately prior to the Reorganization;
9.The Reorganization will not result in the termination of the Target Fund’s taxable year; and
10.The Acquiring Fund will succeed to and take into account the items of the Target Fund, if any, described under Code Section 381(c), subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the U.S. Treasury regulations thereunder, if applicable.
We express no opinion as to whether any gain or loss will be recognized (1) on Assets in which gain or loss recognition is required by the Code even if the transaction otherwise constitutes a nontaxable transaction, (2) on “Section 1256 contracts” as defined in Section 1256(b) of the Code), (3) on stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, (4) as a result of the closing of a taxable year (or a termination thereof) due to the occurrence of an event other than the Reorganization if otherwise applicable, (5) upon termination of a position, or (6) upon the redemption of fractional shares of the Target Fund prior to the Reorganization. In addition, no opinion will be expressed as to any other

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federal, estate, gift, state, local, or foreign tax consequences that may result from the Reorganization.
In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:
1.    Our opinion with respect to an issue represents our best judgment as to the outcome on the merits with respect to such issue, is not binding upon the Internal Revenue Service or the courts and is not a guarantee that the Internal Revenue Service will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the Internal Revenue Service. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Reorganization. Future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.
2.    Our opinion concerning certain U.S. federal income tax consequences of the Reorganization is limited to the specific federal income tax consequences presented above. No opinion is expressed as to any transactions other than the Reorganization, including any transactions undertaken in connection with the Reorganization. In addition, this opinion does not address any other U.S. federal, estate, gift, state, local, or foreign tax consequences that may result from the Reorganization.
3.    Our opinion is void and may not be relied upon if (a) any of the transactions described in the Agreement are not consummated in accordance with the terms thereof and without waiver or breach of any material provision thereof, or (b) any of the representations, warranties, covenants, conditions, statements, and assumptions upon which we relied are not materially true and accurate at all relevant times.
This opinion is being delivered solely for the purpose of satisfying the requirements set forth in paragraph 8.05 of the Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity and may not be made available to any other person or entity, without our prior written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the SEC and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.
Very truly yours,

GODFREY & KAHN, S.C.